CENTRAL AND SOUTH WEST CORPORATION
                         CONSOLIDATED RETAINED EARNINGS
                               As of June 30, 1997
                                   (UNAUDITED)

                                                     (millions)

Retained Earnings at Beginning of Year                 $1,963

    Net income for common stock
          CSW International Two, Inc.                      41
          CSW Vale L.L.C.                                   2
          Non-exempt entities                              62
     Deduct:  Common stock dividends                     (184)
     Preferred stock dividends and
        other adjustments                                   3
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Retained Earnings at End of Second Quarter             $1,887
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